EXHIBIT 5.1

THE LAW OFFICE OF JILLIAN SIDOTI
38730 Sky Canyon Drive
Suite A
Murrieta, CA 92596
(323) 799-1342
(951) 224-6675
www.jilliansidoti.com

September 11, 2012

VIA ELECTRONIC MAIL

The Board of Directors
GS Valet, Inc.
4315 Lemac Drive
Houston, TX 77096

Re:	GS Valet, Inc.
Registration Statement on Form S-1

To whom it may concern:

I have been retained by GS Valet, Inc. a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1 filed on July 12, 2012, relating to the offering of 975,000 shares of Common Stock of the Company already outstanding. You have requested that I render my opinion as to whether or not the securities proposed are validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company’s Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and are validly issued, fully paid and non-assessable under the corporate laws of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1and by reference, Exhibit 23.2, to the Registration Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Jillian Ivey Sidoti, Esq.
JIS/du